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                                                                   EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY



                                             Organized under the laws of:

Sun Hydraulik Holdings Limited                   England and Wales

Sun Hydraulik GmbH                               The Federal Republic of
                                                 Germany

Sun Hydraulics Limited                           England and Wales